 EXHIBIT 99.1

ALAIN J. P. BELDA ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., June 25, 2008 . . . The IBM (NYSE: IBM) board of directors today elected Alain J. P. Belda to the board, effective July 29, 2008.  Mr. Belda, 65, is chairman of Alcoa Inc.

Samuel J. Palmisano, IBM chairman, president and chief executive officer, said:  “Alain is an exceptional business leader with a broad and deep understanding of the global marketplace, and his experience and knowledge will be an asset to IBM.  We are delighted that Alain will be joining the IBM board.”

Mr. Belda’s career with Alcoa began in 1969, and he subsequently held various executive positions.  From 1979 to 1994 he was president of Alcoa Aluminio S.A. in Brazil, Alcoa’s Brazilian subsidiary.  He was named executive vice president in 1994, vice chairman in 1995, president and chief operating officer in 1997 and president and chief executive officer in 1999.  Mr. Belda was chairman and chief executive officer from 2001 until he was named to his current position of chairman earlier this year.

Mr. Belda holds a degree in business administration from Universidade Mackenzie in Brazil.  He is a director of Citigroup Inc.

When Mr. Belda joins the IBM board on July 29, 2008, the board will have a total of 12 members.

Contact:	IBM
Edward Barbini, 914-499-6565
barbini@us.ibm.com